As filed with the Securities and Exchange Commission on November 5 , 2010
 File No. 333-166057

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to Registration Statement on Form S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SPECIALTY CONTRACTORS, INC.
(Exact name of registrant as specified in its charter)

 Nevada
(State or other jurisdiction of incorporation or organization)

5039
(Primary Standard Industrial Classification Code Number)

27-1897718
(I.R.S. Employer Identification Number)

1541 E I-30, Rockwall, Texas 75087     (469) 766-7629
(Address, including the zip code & telephone number, including area code of registrant's principal executive office)

1541 E I-30, Rockwall, Texas 75087     (469) 766-7629
 (Address of principal place of business or intended principal place of business)

Charles Bartlett
1541 E Interstate 30, Rockwall, Texas 75087   (469) 766-7629
(Name, address, including zip code, and telephone number, including area code of agent for service)

Copies to:	Bradley D. Harrison
Law Office of Bradley D. Harrison
8318 Trail Lake Dr.
Rowlett, Texas 75088
(972) 412-5041 Tel
(972) 607-1729 Fax

As soon as practicable after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the securities Act registration number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the securities Act registration number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the securities Act registration number of the earlier effective registration statement for the same offering. |_|

Indicate by check mark whether the registrant is a large accredited filer, and accelerated filer, a non-accredited filer, or a smaller reporting company. See the definitions of "large accredited filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accredited filer ☐	Accelerated filer ☐

Non-accelerated filer ☐(Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Offering Price Per Share(1)	Minimum/Maximum Proposed Aggregate Offering(1)	Amount of Registration Fee
Common stock, $0.001 par value Minimum Maximum	90,000 750,000	$0.75 $0.75	$ 67,500 $562,500	$ 5 $ 41
Total maximum	750,000	$0.75	$562,500	$ 41

 (1) Calculated in accordance with Rule 457(o) of Regulation C.

Initial Public Offering Prospectus

Specialty Contractors, Inc.

Minimum of 90,000 shares of common stock, and a
Maximum of 750,000 shares of common stock
$0.75 per share

We are making a best efforts offering to sell common stock in our company. The common stock will be sold on behalf of the Company by our sole officer and director, Charles Bartlett after the effective date of this registration statement. The offering price was determined arbitrarily and we will raise a minimum of $67,500 and a maximum of $562,500. The money we raise in this offering before the minimum amount, $67,500, is sold will be held uncashed, in a company safe, where the funds will be held for the benefit of those subscribing for our shares, until the minimum amount is raised at which time we will deposit them in our bank account and retain the transfer agent who will then issue the shares. The offering will end on July 5, 2011 and if the minimum subscription is not raised by the end of the offering period, all funds will be refunded promptly to those who subscribed for our shares, without interest. There is no minimum purchase requirement for subscribers. After the offering, our sole officer and director, Charles Bartlett will continue to own sufficient shares to control the company.

The Offering:
	90,000 shares		750,000 shares
	Minimum offering		Maximum offering
	Per Share	Amount	Per Share	Amount

Public Offering Price	$0.75	$67,500	$0.75	$562,500

Offering expenses are estimated to be $16,769 if the minimum number of shares are sold, which equates to $0.08 per share, and $33,769 if the maximum number of shares are sold, which equates to $0.04 per share.

There is currently no market for our shares. We intend to work with a market maker who would then apply to have our securities quoted on the over-the-counter bulletin Board or on an exchange as soon as practicable after our offering. We will close our offering on July 5, 2011 . However, it is possible that we do not get trading on the over-the-counter bulletin Board, and if we do get quoted on the bulletin board, we may not satisfy the listing requirements for an exchange, which are greater than that of the bulletin board.
____________________________

This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss. See “Risk Factors” beginning on Page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

This Prospectus is dated __________________________

 TABLE OF CONTENTS

Summary of Information, Risk Factors and Ratio for Earnings to Fixed Charges	2
Corporate Information	2
Summary Financial Data	2
Risk Factors	3
Forward Looking Statements	6
Use of Proceeds	6
Determination of Offering Price	7
Dilution	7
Selling Security Holders	8
Plan of Distribution	8
Description of Securities to be Registered	9
Interests of Named Experts and Counsel	10
Information with Respect to the Registrant	10
Description of Business	10
Description of Property	14
Legal Proceedings	14
Capitalization Table	14
Management's Discussion and Plan of Operations	15
Changes In and Disagreements with Accountants on Accounting and Financial Disclosure	20
Quantitative and Qualitative Disclosure about Market Risk	20
Director and Executive Officer	20
Executive Compensation and Corporate Governance	21
Security Ownership of Certain Beneficial Owners and Management	22
Transactions with Related Persons, Promoters and Certain Control Persons	23
Incorporation of Certain Information by Reference	23
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	23
Legal Matters	24
Experts	24
Dividend Policy	24
Transfer Agent	24
Other Expenses of Issuance and Distribution	II-1
Indemnification of Directors and Officers	II-1
Recent Sales of Unregistered Securities	II-1
Exhibits and Financial Schedules	II-2
Undertakings	II-18

Until the 90th day after the later of (1) the effective date of the registration statement or (2) the first date on which the securities are offered publicly), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

ITEM 3.  SUMMARY INFORMATION, RISK FACTORS AND RATIO OF EARNINGS TO FIXED CHARGES

PROSPECTUS SUMMARY
OUR COMPANY

We were formed as a corporation on November 18, 2009 in Nevada to perform specialty contracting services, specifically concentrating on outside construction and design relating to custom stone, brick, and wood structures such as outdoor kitchens, grills, retaining walls, and garden structures. In addition, the Company supplies outdoor appliances through various appliance manufacturers. Our address is 1541 E Interstate 30, Suite 140, Rockwall, Texas 75087 (469) 766-7629.

THE OFFERING

Our sole officer and director will be selling the common stock in this offering on behalf of the Company.

	Minimum	Midpoint	Maximum
Common shares offered	90,000	333,333	750,000
Common shares outstanding before this offering	6,400,000	6,400,000	6,400,000
Total shares outstanding after this offering	6,490,000	6,733,333	7,150,000

Our officer, director and his affiliates will not be able to purchase shares in this offering.

The public may read and copy any materials filed herein with the SEC at 100 F Street, NE., Washington, DC 20549. Information on the operation of the SEC Public Reference Room can be found by calling 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC at http://www.sec.gov/.

SUMMARY FINANCIAL DATA

The following table sets forth certain of our summary financial information. This information should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this prospectus.

Balance Sheets	UNAUDITED Sep 30, 2010	AUDITED Dec 31, 2009
Working Capital	$(1,437)	$35,482
Total Assets	$32,018	$49,925
Total Liabilities	$71,669	$18,950
Stockholders’ Equity	$(39,651)	$30,975

Statements of Operations	UNAUDITED Sep 30, 2010	AUDITED Dec 31, 2009
Revenues	$118,574	$66,219
Cost of sales	$104,922	$54,440
Operating expenses	$107,750	$26,771
Other income (expense)	$(1,528)	$(33)
Net loss	$(95,626)	$(15,025)
Loss per share: Basic & diluted	$(0.01)	$(0.00)
No. Shares outstanding (weighted average)	6,422,161	6,344,444

RISK FACTORS

You should carefully consider the risks described below and all other information contained in this prospectus before making an investment decision. We have identified all material risks known to, and anticipated by, us as of the filing of this registration statement.

Our audit report from our auditors discloses in Note 9 to the financial statements that there is substantial doubt as to our ability to continue as a going concern, which, if we ceased to be able to continue operations, could result in your investment becoming worth significantly less than the offering price, or possibly even causing it to become worthless.

Note 9 to our financial statements discuss a substantial doubt that we can continue as a going concern. If we are unable to continue as a going concern, we will have to close our doors or recapitalize, both of which would cause a loss of value, either through dilution or becoming worthless.

We have a limited operating history, with cumulative losses since inception, which, if losses continue, could cause us to run out of money and close our business.

We have an accumulated deficit from operations. There is not sufficient gross revenue and profit to finance our planned growth and, without additional financing as outlined in this prospectus, we could continue to experience losses in the future. Our accumulated deficit at September 30, 2010 was $110,651 and through December 31, 2009 was $15,025. We may incur significant expenses in promoting our business, and as a result, will need to generate significant revenues over and above our current revenue to achieve consistent profitability. If we are unable to achieve that profitability, your investment in our common stock may decline or become worthless.

We rely on our sole officer for decisions and he may make decisions that are not in the best interest of all stockholders.

We rely on our sole officer, Charles Bartlett, to direct the affairs of the company and rely upon him to competently operate the business. We do not have key man insurance on him and have no employment agreements with him. Should something happen to him, this reliance on one person could have a material detrimental impact on our business and could cause the business to lose its place in the market, or even fail. Such events could cause the value of our stock to decline or become worthless.

Our sole officer will retain control over our business after the offering and may make decisions that are not in the best interest of all stockholders.

Upon completion of this offering, our officer, Charles Bartlett, will, in the aggregate, beneficially own approximately 93.75% (or 83.92% if maximum is sold) of the outstanding common stock. As a result, our sole officer will have the ability to control all the matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation or sale of all of our assets. He will also control our management and affairs. Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to take control of us, even if the transaction would be beneficial to other stockholders. This in turn could cause the value of our stock to decline or become worthless.

The nature of our business is dependent on a number of factors

Our quarterly and annual sales could vary significantly depending on a number of factors, including, but not limited to: a significant downturn in the construction and remodeling industry, fluctuating customer demand, delay or timing of raw materials, variations in selling product mix and price competition.  The failure of achieving quarterly or annual revenue and profits expectations would likely adversely affect the price of our common stock.

Although we believe the funds we raise in this offering will allow us to generate sufficient funds from operations, if that is not the case, we may have to raise additional capital which may not be available or may be too costly, which, if we cannot obtain, could cause us to have to cease our operations.

We expect that the funds we raise in this offering will take us to the point of a positive cash flow. However, if that does not turn out to be the case, our capital requirements could be more than our operating income. As of December 31, 2009, our cash balance was $0. We do not have sufficient cash to indefinitely sustain operating losses, but believe we can generate positive cash flow within twelve months from the funds raised in this offering. Our potential profitability depends on our ability to generate and sustain substantially higher net sales with reasonable expense levels. We may not operate on a profitable basis or that cash flow from operations will be sufficient to pay our operating costs. We anticipate that the funds raised in this offering will be sufficient to fund our planned growth for the year after we close on the offering assuming we raise the minimum amount in this offering. Thereafter, if we do not achieve profitability, we will need to raise additional capital to finance our operations. We have no current or proposed financing plans or arrangements other than this offering. We could seek additional financing through debt or equity offerings. Additional financing may not be available to us, or, if available, may be on terms unacceptable or unfavorable to us. If we need and cannot raise additional funds, further development of our business, upgrades in our technology, additions to our product lines may be delayed or postponed indefinitely; if this happens, the value of your investment could decline or become worthless.

 No public market for our common stock currently exists and an active trading market may never materialize, and an investor may not be able to sell their stock.

Prior to this offering, there has been no public market for our common stock. We plan work with a market maker who would then apply to have our securities quoted on the OTC Bulletin Board. In order to be quoted on the OTCBB, we must be sponsored by a participating market maker who would make the application on our behalf; at this time, we are not aware of a market maker who intends to sponsor our securities and make a market in our stock. Assuming we become quoted, an active trading market still may not develop and if an active market does not develop, the market value could decline to a value below the offering price in this prospectus. Additionally, if the market is not active or illiquid, investors may not be able to sell their securities.

If a public trading market for our common stock materializes, we will be classified as a ‘penny stock’ which has additional requirements in trading the stock, which could cause you not to be able to sell your stock.

The U.S. Securities and Exchange Commission treats stocks of certain companies as a ‘penny stock’. We are not aware of a market maker who intends to make a market in our stock, but should we be cleared to trade, we would be classified as a ‘penny stock’ which makes it harder to trade even if it is traded on an electronic exchange like the over-the-counter bulletin board. These requirements include (i) broker-dealers who sell to customers must have the buyer fill out a questionnaire, and (ii) broker-dealers may decide upon the information given by a prospective buyer whether or not the broker-dealer determines the stock is suitable for their financial position. These rules may adversely affect the ability of both the selling broker-dealer and the buying broker-dealer to trade your securities as well as the purchasers of your securities to sell them in the secondary market. These requirements may cause potential buyers to be eliminated and the market for the common stock you purchase in this offering could have no effective market to sell into, thereby causing your investment to be worthless.

Investing in a penny stock has inherent risks, affecting both brokers, buyers and sellers, which could cause the marketability of your stock to be lesser than if there were not those requirements.

When a seller of a ‘penny stock’ desires to sell, they must execute that trade through a broker. Many brokers do not deal in penny stocks, so a seller’s ability to market/sell their stock is reduced because of the number of brokers who engage in trading such stocks. Additionally, if a broker does engage in trading penny stocks, and the broker has a client who wishes to buy the stock, they must have the client fill out a number of pages of paperwork before they can execute the trade. These requirements cause a burden to some who may decide not to buy because of the additional paperwork. Thus, the marketability of your stock is less as a penny stock than as a stock listed on an exchange. This could cause your investment to be worth less liquid and investors may not be able to market their shares effectively.

Shareholders purchasing shares in this offering will experience immediate and substantial dilution, causing their investment to immediately be worth less than their purchase price.

If you purchase common stock in this offering, you will experience an immediate and substantial dilution in the projected book value of the common stock from the price you pay in this initial offering. This means that if you buy stock in this offering at $0.75 per share, you will pay substantially more than our current shareholders. The following represents your dilution: (a) if the minimum of 90,000 shares are sold, an immediate decrease in book value to our new shareholders from $0.75 to $0.00 per share and an immediate dilution to the new shareholders of $0.75 per common share; (b) if the midpoint of 333,333 shares are sold, an immediate decrease in book value to our new shareholders from $0.75 to $0.02 per share and an immediate dilution to the new shareholders of $0.73 per common share. and (c) if the maximum of 750,000 shares are sold, an immediate decrease in book value to our new shareholders from $0.75 to $0.06 per share and an immediate dilution to the new shareholders of $0.69 per common share.

Investors are not able to cancel their subscription agreements they sign, therefore losing any chance to change their minds.

Once the Company receives an investor’s subscription, they will not be able to cancel their subscription. The investor will therefore lose any right or opportunity to change their mind after receipt by the Company.

Our offering price of $0.75 was determined arbitrarily by our President.  Your investment may not be worth as much as the offering price because of the method of its determination.

The President arbitrarily determined the price for the offering of $0.75 per share.  As the offering price is not based on a specific calculation or metric the price has inherent risks and therefore your investment could be worth less than the offering price.

Our sole officer has no prior experience in leading a public company and limited experience in the company's industry which could cause the business to fail for lack of knowledge which could result in your investment declining in value.

Our sole officer has no prior experience in leading a public company and limited experience in the company's industry. This lack of knowledge could cause the company not to be able to perform the regulatory requirements or not to be able to perform in the industry in general. Should an inability to perform materialize in either of these areas, your investment could lose value or even become worthless.

There are inherent risks of being a public company, such as regulatory filings, costs associated with regulatory matters which include audits and legal. These deadlines and costs of regulatory requirements could cause diversion from the business itself which causes the value of your investment to decline.

There are inherent risks in being a public company including regulatory filings which have deadlines, costs associated with these regulatory requirements which include audit, legal and significant time of management. The failure of management to deal with these requirements on a timely basis or the inability of the company to be able to afford to pay for them, could cause the value of the business, and therefore your investment, to lose value or even become worthless.

There are industry risks such as a low barrier of entry, no licensing requirements, and competition from various aspects of the construction industry, all of which could affect our sales and if they negatively affect our sales, your investment could go down in value or even disappear altogether.

There are risks in our industry including a low barrier of entry meaning that it does not take a lot of capital to get started, there are no regulatory requirements - except some municipalities require registering, and many competitors all vying for the construction or remodeling dollars of the public. If any of these risks flow to our company in reduced sales and/or higher costs, your investment could go down in value or even become worthless.

The money we raise in this offering before the minimum amount is met will be held uncashed in a company safe, and could be within reach of creditors, which if accessed, such action could cause your investment to lose value or become worthless.

The money we raise in this offering before the minimum amount of $67,500 is sold, will be held uncashed in a company safe. Although we believe that creditors would not have access to it, there is a possibility they could gain access to the funds to satisfy liabilities of the company. If such access occurred, there is a possibility that the Company would not have them to refund to the investors if the minimum offering is not raised, which could cause the investment to lose value or become worthless.

We rely on a limited number of customers for our revenues, and we generally have very few repeat customers.

With the resources currently available to us, we are unable to have many customers at once. This is due to the limited amount of labor and capital currently available to us. If we were unable to find and contract new customers, it would have a negative effect on our revenues. In addition, the nature of our business is such that we generally have very few repeat customers to guarantee revenue.

FORWARD LOOKING STATEMENTS

This prospectus contains forward looking statements. These forward looking statements are not historical facts but rather are based our current expectations, estimates and projections about our industry, our beliefs and our assumptions. Words such as "anticipates", "expects", "intends", "plans", "believes", "seeks" and "estimates", and variations of these words and similar expressions, are intended to identify forward looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control, are difficult to predict and could cause actual results to differ materially from those expressed, implied or forecasted in the forward looking statements. In addition, the forward looking events discussed in this prospectus might not occur. These risks and uncertainties include, among others, those described in "Risk Factors" and elsewhere in this prospectus. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect our management's view only as of the date of this prospectus.

ITEM 4. USE OF PROCEEDS

The total cost of the minimum offering is estimated to be $16,769, or $33,769 if the maximum is sold consisting primarily of legal, accounting and blue sky fees (the fees charged by regulatory agencies or states with regard to this offering).

The following table sets forth how we anticipate using the proceeds from selling common stock in this offering, reflecting the minimum and maximum subscription amounts:

	$67,500 Minimum	$250,000 Mid-Level	$562,500 Maximum
Legal, Accounting & Printing Expenses	$6,500	$12,000	$23,000
Other Offering Expenses	10,269	10,769	10,769
Net Proceeds to Company	50,731	227,231	528,731
TOTAL	$67,500	$250,000	$562,500

The following describe each of the expense categories:

-
Legal, accounting and printing expense is the estimated costs associated with this offering. As more shares are sold, we anticipate legal fees to increase due to the likelihood of investors being from other states which could result in state blue sky securities filings. Although our legal fees are not contingent on the number of shares sold, it is likely that the legal fees will increase as our attorney will charge us for these filings.  Also, as more shares are sold, our printing expenses will increase.

-
Other offering expenses include SEC registration fee, blue sky fees and miscellaneous expenses with regards to this offering.  The blue sky fees are fees charged by the States to pay for registering in various states, which vary by state, as well as additional legal fees.

The following table sets forth how we anticipate using the net proceeds to the company:

	$67,500 Minimum	$250,000 Mid-Level	$562,500 Maximum
Marketing/Promotion	$5,000	$15,500	$65,000
Equipment purchases	12,000	75,000	100,000
Software/website development	9,000	35,000	75,000
Salaries, commissions	15,000	75,000	165,000
General corporate overhead (1)	9,731	27,231	123,731
Proceeds to company	$50,731	$227,731	$528,731

(1) General Corporate overhead includes office rent, office supplies, utilities, taxes, and any other expense incurred in the normal course of business.

We do not plan to use any of the proceeds to pay off debts owed by the Company. Additionally, all amounts allocated for salaries/commissions will be for new hires and not for our sole officer or director of the company.  For a more detailed discussion of the use of proceeds, reader is referred to the Management’s Discussion and Plan of Operation section of this offering.

The proceeds from this offering will enable the Company to further develop its web-based business model which in turn provides access to markets that are currently unreachable.  We plan to expand our web-based business through integrated marketing campaigns which include: advertising, buying targeted lists and utilizing banner advertising on partner web-sites.

Advertising: We plan to utilize both traditional advertising mediums (newspaper, industry magazines, etc.) and the internet (web-site banners).

ITEM 5. DETERMINATION OF OFFERING PRICE

The President arbitrarily determined the price for the offering of $0.75 per share. In late 2009, we issued common stock to start the business at a price of $0.10 per share and have priced this offering at $0.75 per share.
The factors that warrant this increase are:
*  Greater risk was taken at the earlier date of sale for $0.10 per share when there was only a plan and no operations.
*  The company has demonstrated its ability to generate sales and has operations which is a significantly superior position to the time before when they had no operations.

 ITEM 6. DILUTION

If you purchase common stock in this offering, you will experience an immediate and substantial dilution in the projected book value of the common stock from the price you pay in this initial offering.

The book value of our common stock as of September 30, 2010 was negative $39,651 or $0.00 per share. Projected book value per share is equal to our total assets, less total liabilities, divided by the number of shares of common stock outstanding.  Our projected book value after giving effect to the sale of common stock and the receipt and application of the estimated net proceeds is calculated by calculating our book value at a point in time, which in this case is September 30, 2010.  We then add the net proceeds which if the minimum is sold, generates a positive book value of $11,080 which is equivalent to our net proceeds (90,000 shares at $0.75 equals $67,500, less offering costs of $16,769, netting to $50,731) added to the current book value of negative $39,651; $187,580 or $0.03 per share, if the midpoint amount is sold, an increase of $227,231; and $489,080 or $0.07 per share, if the maximum is sold, an increase of $528,731.

This means that if you buy stock in this offering at $0.75 per share, you will pay substantially more than our current shareholders. The following represents your dilution:

·
if the minimum of 90,000 shares are sold, an immediate decrease in book value to our new shareholders from $0.75 to $0.00 per share and an immediate dilution to the new shareholders of $0.75 per common share.

·
if the midpoint amount of 333,333 shares are sold, an immediate decrease in book value to our new shareholders from $0.75 to $0.03 per share and an immediate dilution to the new shareholders of $0.72 per common share.

·
if the maximum of 750,000 shares are sold, an immediate decrease in book value to our new shareholders from $0.75 to $0.07 per share and an immediate dilution to the new shareholders of $0.68 per common share.

The following table illustrates this per share dilution:

	Minimum	Midpoint	Maximum
Assumed initial public offering price	$0.75	$0.75	$0.75
Book value as of September 30 , 2010	$0.00	$0.00	$0.00
Projected book value after this offering	$0.00	$0.03	$0.07

Increase attributable to new stockholders:	$0.00	$0.03	$0.07

Projected book value as of
September 30 , 2010 after this offering	$0.00	$0.03	$0.07
Decrease to new stockholders	$(0.75)	$(0.72)	$(0.68)
Percentage dilution to new stockholders	100%	96%	91%

The following table summarizes and shows on a projected basis as of December 31, 2009, the differences between the number of shares of common stock purchased, the total consideration paid and the total average price per share paid by the existing stockholders and the new investors purchasing shares of common stock in this offering:

Minimum offering	Number of shares owned	Percent of shares owned	Amount paid	Average price per share
Current investors	6,450,000	98.62	$46,000	$0.01
New investors	90,000	1.38	$67,500	$0.75
Total	6,540,000	100.00	$113,500

Midpoint offering
Current investors	6,450,000	95.09	$46,000	$0.01
New investors	333,333	4.91	$250,000	$0.75
Total	6,783,333	100.00	$296,000

Maximum offering
Current investors	6,450,000	89.58	$46,000	$0.01
New investors	750,000	10.42	$562,500	$0.75
Total	7,200,000	100.00	$608,500

ITEM 7.  SELLING SECURITY HOLDERS

No securities to be registered are to be offered for the account of any security holders.

ITEM 8.  PLAN OF DISTRIBUTION

The common stock is being sold on our behalf by our sole officer and director, who will receive no commission on such sales. All sales will be made by personal contact by our sole officer and director, Charles Bartlett. We will not be mailing our prospectus to anyone or soliciting anyone who is not personally known by him, or introduced or referred to him. We have no agreements, understandings or commitments, whether written or oral, to offer or sell the securities to any individual or entity, or with any person, including our attorney, or group for referrals and if there are any referrals, we will not pay finder’s fees.

The officer will be selling the common stock in this offering relying on the safe harbor from broker registration under the Rule 3a4-1(a) of the Securities Exchange Act of 1934. The officer qualifies under this safe harbor because they (a) are not subject to a statutory disqualification, (b) will not be compensated in connection with his participation by the payment or other remuneration based either directly or indirectly on transactions in the securities, (c) are not an associated person of a broker dealer, and have not been an associated person of a broker dealer within the preceding twelve months, and (d) primarily performs, and will perform, after this offering, substantial duties for the issuer other than in connection with the proposed sale of securities in this offering, and he is not a broker dealer, or an associated person of a broker dealer, within the preceding 12 months, and they have not participated in selling securities for any issuer in the past 12 months and shall not sell for another issuer in the twelve months following the last sale in this offering.

Additionally, he will be contacting relatives, friends and business associates to invest in this offering and provide them with a printed copy of the prospectus and subscription agreement. No printed advertising materials will be used for solicitation, no internet solicitation and no cold calling people to solicit interest for investment.  Our officer, director and his affiliates may not purchase shares in this offering.

The money we raise in this offering before the minimum amount is sold will be held uncashed, in a company safe where the funds will be held for the benefit of those subscribing for our shares, until the minimum amount is raised at which time we will deposit the funds in our bank account and retain the transfer agent who will then issue the shares. We do not have an escrow agreement or any other agreement regarding the custody of the funds we raise. The offering will end on July 5, 2011 and if the minimum subscription is not raised by the end of the offering period, all funds will be refunded by the end of the next business day to those who subscribed for our shares, without interest. The offering will close on July 5, 2011 , if not terminated sooner.

The subscription agreement will provide investors the opportunity to purchase shares at $0.75 per share by purchasing directly from the Company. The agreement also provides that investors are not entitled to cancel, terminate or revoke the agreement. In addition, if the minimum subscription is not raised by July 5, 2011 , the subscription agreement will be terminated and any funds received will be promptly returned to the investors. Changes in the material terms of this offering and the effective date of this registration statement will terminate the original offer and subscribers would then be entitled to a refund. Material changes include a) extension of the offering period beyond July 5, 2011, b) a change in the offering price, c) a change in the minimum purchase required by investors, d) a change in the amount of proceeds necessary to release proceeds to the company, and e) a change in the application of proceeds from the offering.

 Certificates for shares of common stock sold in this offering will be delivered to the purchasers by Signature Stock Transfer, Inc., the stock transfer company chosen by the company within 30 days of the minimum subscription amount being raised. The transfer agent will only be engaged in the event that we obtain at least the minimum subscription amount in this offering.

ITEM 9.  DESCRIPTION OF SECURITIES TO BE REGISTERED

We are offering for sale common stock in our company at a price of $0.75 per share. We are offering a minimum of 90,000 shares and a maximum of 750,000 shares. The authorized capital in our company consists of 50,000,000 shares of common stock, $0.001 par value per share and 20,000,000 shares of preferred stock, $0.001 par value.  As of July 10, 2010, we had 6,400,000 shares of common stock issued and outstanding and no preferred stock outstanding.

Every investor who purchases our common stock is entitled to one vote at meetings of our shareholders and to participate equally and ratably in any dividends declared by us and in any property or assets that may be distributed by us to the holders of common stock in the event of a voluntary or involuntary liquidation, dissolution or winding up of the company.

The existing stockholders and all who subscribe to common shares in this offering do not have a preemptive right to purchase common stock offered for sale by us, and no right to cumulative voting in the election of our directors. These provisions apply to all holders of our common stock.

No options, warrants or rights have been issued by the Company which are convertible into common stock of the company.
Four hundred thousand (400,000) of our common stock is eligible to be sold under Rule 230.144 of Regulation S-K.
We have no common stock that is being offered, or has been publicly proposed to be offered by the company.

As of November 5, 2010 the company had three shareholders of its common stock.

The following table lists the officer, director and any stockholders who, at the date hereof, own of record or beneficially, directly or indirectly, more than 5% of the outstanding common stock, and the sole officer of the company :

Title / relationship to Issuer	Name of Owner	Amount Owned Before the offering	Percent	Amount Owned After the offering	Percent

President, Secretary	Charles Bartlett	6,000,000	93.02%
and Director	Minimum			6,000,000	91.74%
	Maximum			6,000,000	83.33%

The Company has not paid any dividends and does not foresee paying dividends in the foreseeable future.

ITEM 10.  INTERESTS OF NAMED EXPERTS AND COUNSEL

The experts named in this registration statement were not hired on a contingent basis and have no direct or indirect interest in our company.

ITEM 11.  INFORMATION WITH RESPECT TO THE REGISTRANT

DESCRIPTION OF BUSINESS

Specialty Contractors, Inc. ( the “Company” or “SPECIALTY” or “we”) was formed November 18, 2009 under the laws of the State of Nevada. SPECIALTY’s, wholly owned subsidiary Texas Deco Pierre, LLC (“TEXAS DECO”) was formed October 15th, 2009 specifically to act as a subsidiary to Specialty Contractors, Inc. TEXAS DECO began operations in November, 2009 . TEXAS DECO performs specialty contracting services, specifically concentrating on outside construction and design relating to stone, brick, and wood structures such as facades, outdoor kitchens, grills, retaining walls, and garden structures. In general, they are referred to as specialty stone structures or creations. In addition, the Company plans to supply outdoor appliances through various appliance manufacturers, geared particularly to its stone creations such as indoor or outdoor kitchens.

 Our product offering includes building facades, mailboxes, outdoor kitchens, outdoor grills, retaining walls, garden structures, and home remodeling. We use all types of materials such as stone, brick, and wood. Our designs can be custom tailored to the client’s preferences or selected from an inventory of pre-fabricated designs. As part of this offering, we will further develop our design inventory and develop a website highlighting our product offerings, although we have not completed our website at this time. We are currently designing a web site to be interactive, featuring our products offerings, designs developed and constructed, and samples of products and completed projects. As we are a  start-up company we are dependent on the capital raised in this offering to generate the funds to fully develop a functional, working, interactive web site. We plan to market the smaller items for order through our website such as prefabricated mailboxes and outdoor grills that have the look of stone, but are light enough to ship because of the materials we use.

The company offers design-build services including layout, materials to be used, and construction of the final project. The company specializes in outdoor projects, specifically patio and backyard improvements. The selection of specialty contractors for a design-build project and the process used in defining the role that each specialty will play on a project are some of the most critical decisions owners and design-builders make on a project. If selected carefully and allowed to bring their expertise to the table, specialty contractors can greatly benefit the outcome of a project, favorably impacting its budget, schedule and quality. The importance of the selection process and role that the specialty fills on a building project is outlined in DBIA’s Design-Build Manual of Practice Document Number 309: “Selecting Specialty Contractors.”

The role of the specialty contractor in design-build can take many forms, depending on the project, the owner, the primary design-builder and the contract arrangements.  Involvement in the early stages of the schematic design phase of a project enables the specialty contractor to contribute true value services that enhance the project’s design and positively affect the budget and schedule.

At present, our market territory is primarily local, soliciting business through word-of-mouth and advertising in the phone book and through print advertising. We continue to develop our local market. As previously mentioned the Company is developing a web site that will allow it to present the many designs and product offerings available nationwide. A portion of the proceeds of this offering will be used for web site design and development. The company believes a web site featuring Company products will provide access to a national marketplace.

We are a start-up  and as such do not have a developed distribution process. As stated previously, our marketing efforts have been primarily local through print advertising and word-of-mouth. This has provided for local contract work which doesn’t require a sophisticated delivery system. As we develop our web site, we will simultaneously develop a more sophisticated distribution process through direct shipment, design plan templates, and technical assistance. However, the money raised in this offering will be used to develop a product based web site as well as purchase industry best-in-class internet software to facilitate the build-out of our internet marketing, ordering, and delivery.

The Company primarily markets its products from a rented unit at a trade market outlet. Through this point of delivery, the President of the company solicits opportunities, follows up on sales leads, and closes sales opportunities. This process has generated success, however, the Company believes by leveraging technology and marketing its unique design and build approach, increased revenues can be achieved. For example, through December 31, 2009, our revenues were generated by two customers. Through September 30 , 2010, the Company acquired five additional customers representing approximately $15,000 to $20,000 per project.

As previously mentioned, we are currently local in scope. However, through the leveraging of technology, specifically the internet and electronic communications, the main thrust of our business platform is to expand nationally through strategic alliances with other locally based contractors. This business expansion plan will necessitate a change in the sales and product delivery process, specifically sales will be internet driven and followed up by the Company. The Company will then work with locally based contractors.  The local contractors will perform the build out work following specific design and build blueprints unique to the company. Oversight of the work will be performed by the local contractor foreman with digital imagery of the work site electronically communicated to us for review and comment.

To date, our product work has been limited to exterior wall applications and exterior surface coating. However, we plan to develop strategic alliances with home builders to complement their home building business by offering the following primary construction platforms:

Outdoor Kitchen Design and Build:
Outdoor kitchens have become very popular, often including items that previously were considered in-home appliances. Large, stone or brick patio areas include accessories such as large open pit or traditional oven assemblies, outdoor refrigerators, cabinets, and seating areas. Design of these entertainment areas are essential for enhancing functionality and enjoyment of gatherings. Aesthetics are of key importance. As a package, we are able to design a layout based on customer need, preference, and purpose and then contract to have the plans built to order.

Outdoor Grill Patios and Accessories:
As with the outdoor kitchen concept, grills are becoming focus points for outdoor activities. Our ability to design and build around a grill based activity pattern is one of our primary strengths. To complement our design and build concept, we also assist the client in purchasing the grill of their choice from a grill manufacturer.

Retaining Walls:
Retaining walls are built to restrain or to aesthetically enhance a garden. As such, walls can be comprised of brick, stone, masonry, or wood. Retaining walls are integral to a gardens overall ambiance. We offer not only electronic imagery in the design phase, but also work with the client on personal preference and desired aesthetics.

Garden Structures:
Garden structures include gazebos, decks, patios, arbors, and trellises. We have numerous styles which can be further custom modified to suit any client’s preference. These are sold in kits and can be shipped anywhere in the continental United States and Canada.

As mentioned, we have five on-going projects. The nature of our business is that we have very few if any repeat customers. We typically perform repair, updating or upgrading projects which are one-time projects. As such, our business model requires an on-going sales culture to maintain a back-log of work to be performed. Through the quarter ending June 30, 2010, we have a backlog of twenty to thirty thousand dollars in orders for our products and services. All of these jobs are anticipated to be completed within the current fiscal year.   These jobs are construction remodel jobs, specifically resurfacing exterior walls of existing structures.

Our target market is home renovation and improvement. The Company anticipates increasing revenues by internet advertising as well as partnering with local home building and construction companies. We believe our product offering is a value-added approach to home renovation and improvement. Currently, home building and home improvement projects are dependent on national and local economic factors. The homebuilding industry is a leading indicator of overall economic health. Per an Associated Press article published 6/16/2010 written by Alan Zibel, "The economy is growing and the housing market is still in recession," said Eugenio Aleman, senior economist with Wells Fargo Securities. "It's not going to contribute to growth, but it is not going to pull the economy back down." Overall, new home and apartment construction fell 10 percent in May to a seasonally adjusted annual rate of 593,000, the Commerce Department said Wednesday. April's figure was revised downward to 659,000. Applications for new building permits — a sign of future activity — sank 5.9 percent to an annual rate of 574,000. That was the lowest level in a year. Builders are scaling back now that tax credits of up to $8,000 have expired. The biggest evidence of that trend: the number of new single-family homes tumbled 17 percent, the largest monthly drop since January 1991. “ The Company believes that there are healthy local and regional economies that will continue to experience home building and home improvement projects.   For example, the state of Texas is a healthy regional economy experiencing growth. According to a 2010 report by Texas A&M University Real Estate Center on the Texas economy, they state “Texas' economic recovery is strengthening. After 16 months of job losses, the state's economy experienced its third month of positive annual employment growth. The growth rate from July 2009 to July 2010 was 1.3 percent compared with a rate close to zero percent for the nation. The state’s private sector posted a positive annual employment growth rate of 1.2 compared with a zero percent for the United States.”

Specific to outdoor kitchens, which are more involved, expensive and intricate product offering, these projects can be considered a  luxury item. However, as the Southeastern and southwestern states increase in population, the milder weather affords more outdoor activity. To that end, those that choose can upgrade a typical outdoor grill patio area to an outdoor kitchen design for a more comfortable living experience.   Population increases in coastal regions, especially the southeast and Gulf of Mexico, is driven by industry and retirees. Those representing retirees also represent an opportunity for our company as they generally have money saved to spend on quality of life products such as outdoor living centers. For example, due to the milder weather in the southern states, more lifestyle activities can take place outdoors. Our outdoor kitchen designs provide an alternative for those choosing to spend greater time outdoors.

According to The US Department of Commerce’s report on population trends along the coastal US between 1980 and 2008, the total coastal population between the years 1980 and 2003 increased by 33 million people or 28 percent, roughly consistent with the nation’s rate of increase. Coastal population within the Pacific region showed the largest gain during this time with almost 12 million people, followed by the Northeast with 8 million people. The Southeast region, however, exhibited the largest rate of change with a 58 percent increase, followed by the Pacific at 46 percent, and the Gulf of Mexico at 45 percent. The rate of growth in the Northeast and Great Lakes regions was considerably smaller with 18 percent and 6 percent increases, respectively. The Southeast has increasingly become a leading destination for retirees and job-seekers. Between the years 1995 and 2000, the Census Bureau reported that the highest levels of migration were to states that fall within the Southeast region and the Gulf of Mexico region, particularly to Florida, Georgia, and North Carolina (Franklin, 2003).

We currently are generating revenue exclusively through construction and improvement work. We construct outdoor living centers concentrating on atheistically appealing patio designs that include stone, brick, or wood features. These may include decks, stone walkways, brick grills, and retaining walls.  Our design activity is expected to increase as we build a portfolio of completed projects. Our designs will be customized and tailored to customers desires and specifications, however features used may be similar to those used by the company in the past.   It is anticipated we will perform design work on a fee basis, however we may elect to perform design work on an all inclusive basis to secure the work to be performed. We do not anticipate design income to be a significant revenue stream, rather we anticipate construction income to generate the majority of revenues.

MARKETING ACTIVITIES

Marketing activities have been restricted by cash flow and as such have been limited to a trade market outlet booth, word of mouth and print advertising. Going forward, through the proceeds of this offering, the company intends to increase marketing activities through printed circulars, newspapers, trade magazines and internet advertising.

DEPENDENCE ON ONE OR A FEW MAJOR CUSTOMERS

Through September 30, 2010 and December 31, 2009, the Company performed work for the following customers that accounted for more than 10% of its revenues:

	$ Revenue	% Revenue	$ Revenue	% Revenue

Customer A	53,223.00	45%	-	0%
Customer B	20,253.00	17%	-	0%
Customer C	15,600.00	13%	-	0%
Customer D	-	0%	43,800.00	66%
Customer E	-	0%	22,419.00	34%

GOVERNMENT REGULATION

The Company’s business and products are not subject to material regulation. The Company’s operations are not dependent on patents, copyrights, trade secrets, know-how or other proprietary information. We do not anticipate doing so in the future. We are not under any confidentiality agreements or covenants. At the present time there are no federal government regulations that are in effect that would impact our business operations.

OUR QUALIFICATIONS

Our qualifications are our reputation and experience in the specialty construction industry.

INDUSTRY AND COMPETITORS

The specialty construction industry is served by numerous local and regional independent contractors.  Historically, customers primarily contracted directly with local design and build contractors. With the broad reach of the internet, contractors have been able to offer designs and purchasing power to most any market in the United States. These contractors can then sell a design format along with specific outdoor equipment and then contract with a locally based contractor for the installation phase.

Numerous outdoor kitchen design and installation companies as well as home remodelers specializing in outdoor and indoor remodeling projects have leveraged the internet to display, market and push their products and specialties into the general public. As such, the marketplace is fragmented and marketing by word of mouth, unique designs, and state of the art equipment are ever increasingly important to a discerning consumer public. It is these aspects, namely quality, conversion of customer preferences and ideas into practical usage packages, and expert installation that gives Specialty a competitive advantage.

Because we do not have field sales people knocking on high-volume prospects’ doors, we don’t really compete on a head to head basis. Our competitive position is based on servicing the customer’s needs:
•	Design and product offering
•	High quality
•	Speedy delivery and installation

Prospects find us from referrals or through print advertising and our method of competition is:
•	Provide price quotes and design discussion upon visiting and inspection of the property
•	Share design and equipment ideas/examples in person when visiting
•	Few competitors have as complete an inventory of designs and pre-fabricated kits as we do, giving us a competitive edge

Due to our limited operating history and lack of year over year financial trend analysis we have not experienced any significant seasonality.  There is some seasonality in the construction market (usually slower during the winter and rainy months) as most of our product offerings are for outdoors improvements and beautification.

SOURCES AND AVAILABILITY OF RAW MATERIAL

Our raw materials are purchased from local market wholesalers of stone, brick, and lumber. Equipment installations are considered finished goods products and are ordered on a drop ship basis to the job site.

COSTS AND EFFECTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

We are not aware of nor do we anticipate any environmental laws with which we will have to comply.

NUMBER OF EMPLOYEES

The Company presently has one employee, Charles Bartlett, President and CEO. All other workers are subcontractors hired on a job by job basis.

MERGERS & ACQUISITIONS

The Company has not made nor is it subject to a merger or acquisition.

FURUTRE INDEBTEDNESS & FINANCING

The Company does not anticipate having cash flow or liquidity problems within the next 12 months. The Company is not in violation of any note, loan, lease or other indebtedness or financing arrangement requiring the Company to make payments.

We believe that by raising the minimum amount of funds in this offering we will have sufficient funds to cash flow our growth plans for a minimum of twelve months.

PUBLIC INFORMATION

We do not have any information that has been made public or that will require an investment or material asset of ours.

Additional information:
We have made no public announcements to date and have no additional or new products or services. In addition, we don’t intend to spend funds in the field of research and development; no money has been spent or is contemplated to be spent on customer sponsored research activities relating to the development of new products, services or techniques; and we don’t anticipate spending funds on improvement of existing products, services or techniques.

DESCRIPTION OF PROPERTY

Our facilities are in a 1,500 s.f. facility of which approximately half is warehouse space. It is leased on a month to month basis for $600 per month.

 LEGAL PROCEEDINGS

We are not involved in any legal proceedings at this time.

CAPITALIZATION TABLE

The following table sets forth our capitalization as of September 30 , 2010. Our capitalization is presented on an actual basis, and
•	a pro forma basis to give effect to net proceeds from the sale of the minimum number of shares (90,000) we plan to sell in this offering; and
•	a pro forma basis to give effect to net proceeds from the sale of the midpoint number of shares (333,333) we plan to sell in this offering; and
•	a pro forma basis to give effect to the net proceeds from the sale of the maximum number of shares (750,000) we plan to sell in this offering.

(In $US except for share data)	Actual Unaudited Sep 30 , 2010	After Minimum Offering	After Midpoint Offering	After Maximum Offering
Stockholder’s equity Common Stock, $0.001 par value; 50,000,000,shares authorized:	6,450	6,540	6,783	7,200
Additional paid-in-capital	64,550	131,960	314,217	626,300
Accumulated deficit	(110,651)	(127,420)	133,420)	(144,420)
Total stockholder’s equity (deficit)	(39,651)	11,080	187,580	489,080
Working capital(deficit)	(1,437)	49,294	225,794	527,294
Number of shares outstanding	6,450,000	6,540,000	6,783,333	7,200,000

The Company has only one class of stock outstanding. The common stock sold in this offering will be fully paid and non assessable, having voting rights of one vote per share, have no preemptive or conversion rights, and liquidation rights as is common to a sole class of common stock. The company has no sinking fund or redemption provisions on any of the currently outstanding stock and will have none on the stock sold in this offering.

MANAGEMENT’S DISCUSSION AND PLAN OF OPERATIONS

Liquidity
The Company is filing this Form S-1/A registration statement with the U.S. Securities & Exchange Commission (“SEC”) in order to raise funds to expand its business and execute its business plan.

Trends, events or uncertainties impact on liquidity:
As the Company expects revenue to trend toward the traditional spring and summer construction season the Company anticipates liquidity needs during the off-peak period, namely fall and winter.  Off-peak periods will be financed, if needed, through shareholder advances.  The only other known event to impact liquidity is the offering discussed in this registration statement.

In addition to the preceding, the Company plans for liquidity needs on a short term and long term basis as follows:

Short Term Liquidity:
Since inception the Company has an accumulated deficit through September 30 , 2010 of $110,651 and has not generated significant positive cash flow from operations.  The Company has relied on shareholder advances and loans and a line-of-credit to assist short-term working capital needs.  For the nine months ended September 30 , 2010 and period ending December 31, 2009, Net Cash Provided by (Used) in Operating Activities are presented in the table below , along with the impact of the change in accounts receivable.  The minimum amount raised in this offering is expected to meet the Company’s working capital requirements for 12 months after the money has been raised.

Line-of-Credit: Our line-of-credit (“LOC”) with GCG Ventures (“GCG”) has a credit limit of $100,000 and an interest rate of 5% per annum.  The LOC is a revolving LOC with no payment terms and a due date of May 31st, 2012.

The LOC impacts our liquidity as we have the ability to draw up to a total of $100,000 and as of September 30, 2010 there was $22,511.22 credit available on the LOC as the balance was $77,488.78.  It provides the Company with a safety net while establishing and growing the business.

	Net Cash Used In Operations	A/R Change
September 30, 2010	$53,127	$40,232
December 31, 2009	$34,361	$-

Long Term Liquidity:
The long term liquidity needs of the Company are projected to be met firstly through the amounts raised in this offering and secondly through the cash flow provided by operations as the investment is expected to generate recurring business that will enable the Company to sustain working capital needs. Cash flow from Operating Activities is expected to improve as sales increase in 2011.

Capital Resources

At the time of this filing the Company has no capital commitments.  If this registration statement is approved, we plan to purchase a used pick-up truck for $12,000 and invest $9,000 in software and website development; if the maximum is raised we plan on investing $100,000 in equipment (two pick-up trucks for a total of $50,000, mixing equipment $35,000, and general tools $15,000) and $75,000 for software and website development.  Total amount to be committed after approval and raising of funds will be between $21,000 (if the minimum is raised) and $175,000 (if the maximum is raised).

Trends, events or uncertainties

The Company has not been in existence long enough and has limited sales data to determine whether sales fluctuations are truly a result of trends.  The Company believes that sales will trend with the spring and summer construction seasons.  There are no other known events or uncertainties.

Material Changes in Financial Condition

WORKING CAPITAL: Working Capital for the nine months ended September 30, 2010 year ended December 31, 2009 decreased by $36,919, or 104%, to negative $1,437.  This reduction is primarily due to a decrease in accounts receivable-trade of $40,232.   There were minor changes in cash and current liabilities that almost off-set one another.

	Working Capital	Change
September 30, 2010	$(1,437)	$(36,919)
December 31, 2009	$35,482	$-

STOCKHOLDER’S EQUITY: Stockholder’s Equity decreased by $91,459 or 295% due to the net loss of $91,459 in the nine  months ended September 30, 2010.  The loss is mainly due to the low level of sales in relation to expenses.  Please see the section on ‘Material Changes in Results of Operations’ that discusses in more detail the reasons for the loss.

	Stockholder’s Equity	Change
September 30, 2010	$(60,484)	$(91,459)
December 31, 2009	$30,975	$-

GOING CONCERN: The Company has minimal operations and has working capital of negative $1,437 at September 30 , 2010 and working capital of $35,482 as of December 31, 2009. Because of this low level of working capital and limited operating history and limited operations, the Company most likely will require additional working capital to survive. The Company intends to raise additional working capital either through private placements or bank loans or sale of common stock, or both or loans from management if there is need for liquidity to alleviate the substantial doubt to continuing as a going concern. There are no assurances that the Company will be able to do any of these. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to the Company.  If adequate working capital cannot be generated, the Company may not be able to continue its operations.

Our financial difficulties are a result of not being able to generate sufficient revenue to cover our expenses.  Our business is new and generating customer leads and converting them into revenue takes time.  Our costs are high, specifically labor, relative to our sales as we need to maintain good crews, whether they are working or not, so that we have them available when a sales lead is closed.

Results for the Nine Months Ended September 30, 2010.

As of September 30, 2010, our cash balance was $0.

REVENUE
Our sales for the nine months ended September 30, 2010 were $118,574.  Our sales in the nine months ended September 30, 2010 were from five customers.

COST OF SALES
Cost of sales, exclusive of depreciation of $1,413 for the nine months ended September 30, 2010 were $103,509 (87%).  The major components of cost of sales are: labor, materials, supervisors and maintenance expenses.  In the nine months ended September 30, 2010 we experienced increased costs related to:
Labor: $16,000.  This increase was incurred as we kept our good crews and paid them even when there was not sufficient work for them to cover their costs.   This was necessary as we do not want to train new crews constantly and it also lends service consistency.
Materials and supplies: $7,000.  Reduced margin on bid jobs.
Equipment rental: $3,000.
Total: $27,000

OPERATING EXPENSES
Operating expenses for the nine months ended September 30, 2010 were $103,583.  The nine month period ended September 30, 2010 is made up of compensation to the President of $30,500 professional fees of $14,600, other contract services of $12,400, auto and truck expenses of $16,000, marketing of $6,200, travel of $9,200, lending fees of $4,200, rent of $6,880 and other office expenses of approximately $6,000.

NET LOSS
Net loss for the nine months ended September 30, 2010 was $95,626.

Results for the period Inception (November 18, 2009) to December 31, 2009.

As of December 31, 2009, our cash balance was $0.

REVENUE
Revenues for the period from November 18, 2009 (date of inception) to December 31, 2009 were $66,219 The revenues were from two contracts that started in 2009 and were completed in the first quarter of 2010.

COST OF SALES
Cost of sales for the period from November 18, 2009 (date of inception) to December 31, 2009 were $54,440.

OPERATING EXPENSES
Operating expenses for the period from November 18, 2009 (date of inception) to December 31, 2009 were $26,771.  We had interest expense for the same period of $33.

NET LOSS
Our net loss was $15,025 for the period from November 18, 2009 (date of inception) to December 31, 2009.

Plan of Operations:

The plan of operations for the 12 months following the commencement of this offering will include the continued growth plan of the Company and will concentrate in three areas:

1.	Organic growth through existing channels (trade show booth),
2.	Customer Marketing (outdoor living areas: kitchens, patios, gardens)
3.	New markets (strategic alliances with builders)

Lead Generation: From November 18, 2009 (inception) to September 30, 2010 our sales were $118,574, from five customers averaging approximately $24,000 per job.  These five customers were from a rented booth at a trade market outlet. The President of the company is the sole representative for the company. He speaks with prospects, follows up on sales leads, and closes all sales opportunities. This process has generated limited success, and the Company believes by leveraging technology and marketing its unique design and build approach, increased revenues can be achieved.

Direct Marketing: We are currently designing an interactive web site that will feature our products offerings, designs developed and constructed, and samples of products and completed projects.  With our cost being less than stone we have a competitive advantage that we believe will enable us to gain traction with these product offerings.  Through increased marketing and advertising dollars we expect to build brand awareness and reach new customers that are not aware of our products, and gain new customers, both similar to what we currently service and expand our footprint to those mentioned below in new markets.  Marketing and advertising costs will be determined by the amount raised in the initial offering. If the maximum amount of $562,500 is raised, these costs are projected to total $65,000 in the first 12 months of operation. Advertising costs will include targeted internet advertising, printed trade periodicals, and the solicitation of builders through leveraging our President’s industry contacts. If the minimum amount is raised in this offering, in the first 12 months of operation, $5,000 will be spent on advertising.

New Markets: To date, our product offering has been limited to exterior wall applications and exterior surface coating, however, we plan to develop strategic alliances with home builders focusing on our product offerings.  These alliances would have our product included in the builders specifications when planning a development.  This will be done through the President soliciting builders and presenting the inherent benefits of our products.

With proceeds from this offering the Company plans to purchase some equipment and developing our website to reach markets outside of our immediate geographical area. If the maximum amount is raised, we expect to spend $100,000 on equipment and $140,000 on marketing and developing our website.

Augmenting our growth will be the addition of salesmen.  The company has budgeted $165,000 for salaries and commissions if the maximum amount is raised in this offering.

Marketing and advertising costs will be determined by the amount raised in the initial offering.  If the maximum amount of $562,500 is raised, these costs are projected to total $65,000 in the first 12 months of operation. If the minimum amount is raised in this offering, in the first 12 months of operation, $5,000 is budgeted to be spent on advertising.

We focus on evaluating our financial condition and operating performance based on gross margin and cash flow. Gross margin management includes the management of our cost of sales, more specifically, labor and materials. Regarding material trends (raw materials), uncertainties or events that may reasonably occur affecting financial conditions or revenues include procurement and quality of product.

We expect earnings to grow as the costs associated with starting the business have been absorbed and as inefficiencies with training crews are now no longer an issue.

We are not aware of any economic or industry factors relevant to company. We see material opportunities, challenges, and risks in the short and long term. These include the combination of film thickness, film color and adhesive coating is an additional product line, appealing to a broader base of prospects, as well as increased sales opportunities to existing customers. Specialty Contractors evaluates potential demand for additional film types and adds them to inventory when there is sufficient demand. While this boosts sales revenue and is profitable over a period of time, this growth in product inventory is a challenge to both cash flow and to warehouse space. Specialty Contractors is actively prospecting for a larger warehouse and operating facility, as well as additional operating capital.

We will not use the proceeds of the offering to pay down debt.

Generating Sufficient Revenue:
Since inception, we have generated revenue through advertising, referrals, and word of mouth.  Over the next twelve months we plan to develop our web-based marketing and additional targeted print advertising. The web-based advertising will expose the Company to a different set of demographics and geographies.

Financing Needs:
Our cash flows since inception have not been adequate to support on-going operations.  As noted above, the Company's financing needs for the next twelve months can and will be met even if the minimum offering amount is raised.  We believe that by raising the minimum amount of funds in this offering we will have sufficient funds to cash flow our growth plans for a minimum of twelve months.

Seasonality
The Company currently does not experience any seasonality.  Please see previous discussion above on trends.

Critical Accounting Policies
Revenue Recognition: We use the percentage of completion method of accounting for contracts in process in determining revenue.  The components in determining the percentage of completion are; 1) The Job quote, 2) The actual work completed, 3) The costs incurred, and 4) the amounts billed (or invoiced).

Underlying assumptions of a job quote: Each job quote is prepared based on customer expectations and there are three main components to a quote:
No. 1. Price: Each quote includes a 30% margin mark-up after calculating estimated costs (see material and labor costs below).
No. 2. Material Costs: At the time of preparing a quote we know the per unit cost of materials and can accurately estimate the amount of materials needed based on area (square footage) and scope of a job.  Material cost is estimated to be 30% of the contract.
No. 3. : Labor: We know our hourly labor rate and estimate the labor hours for a job based on  type of work and area (square-footage).  Labor is estimated to be 40% of the contract.

At the end of an accounting period we review the actual work completed and calculate a completion percentage based on the job quote.  We then review the actual costs incurred through the end of the period and the amount of revenue invoiced and compare these amounts to an amount calculated by multiplying the completion percentage by the job quote estimates.  Any difference between the actual numbers and the completion percentage calculation is captured in Billings in Excess of Cost / Cost in Excess of Billings. We also review the actual gross margin versus the estimated gross margin.

The Company does not have any other critical accounting policies that have material levels of subjectivity and judgment necessary to account for highly uncertain matters.  There are no known trends, demands, commitments, events or uncertainties that the company is aware of that are reasonably likely to occur and materially affect the Company’s position.

Off-Balance Sheet Arrangements
We have not entered into any off-balance sheet arrangements that currently have or would have a future effect on our financial condition.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have retained LBB & Associates Ltd., LLP as our registered independent public accounting firm. We have had no disagreements with them on accounting and disclosure issues.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Not required for smaller reporting companies.

DIRECTOR AND EXECUTIVE OFFICER

The director and officer of the company, his age and principal positions are as follows:

Charles Bartlett	35	Director, President; Secretary and Treasurer

Background of Directors and Executive Officer:

Charles Bartlett, age 35:
Education: Mr. Bartlett attended Black Hills State University in Spearfish, South Dakota studying Business Administration & Political Science from 1994 to1998 and transferred to Northeast Texas Community College Mount Pleasant, Texas where he graduated with an Associate of Science Degree with Honors in 2001. During that time, he also attended Dallas Institute of Funeral Service in Dallas, Texas where he earned an Associate of Applied Science Degree, attending from 1998 to 2000, and graduated in 2000.
Past Professional Experience: Mr. Bartlett was the Owner/Manager of Royal Valley Funeral Home in Quitman, Texas from 2001 – 2009. Prior to that he was a funeral director at Lakeview Funeral Home in Longview, Texas and before that held other positions of managing and owning businesses. Mr. Bartlett is a business executive and licensed funeral director having gained a vast knowledge of customer service and management experience in a variety of business environments, including construction .  He has excellent interpersonal and communication skills with a capacity to handle large projects and influential clients.   His responsibilities included supervising employees and crews, and managing small scale construction projects.
Professional Affiliations & Volunteer Work
Elected as Director of the Greater Quitman Chamber of Commerce 2007-2009
Elected as International Service Director for Rotary Club 2007-2009
East Texas Antique Tractor Association member-scholarship fundraising
Quitman High School Booster Club
Friends of the Theatre
Job Shadow Sponsor
Eastern Star
Ski & Snow Board Club

United States Postal Advisory Committee
Candidate for Hughes County Coroner
Masonic Lodge
1987-1991 South Dakota Governor Campaign
1991-1997 United States Senate Campaign
1996 United States Presidential Campaign

 EXECUTIVE COMPENSATION AND CORPORATE GOVERNANCE

Our sole officer and sole director received the following compensation for the year of 2009. He currently has a contract agreement with the company which allows for a payment of up to $5000 per month for general management and advice, which expires December 31, 2011. There are no employment contracts with the company.

Our sole officer received the following compensation for the nine months ended September 30 , 2010 and for the period from inception (November 18, 2009) to December 31, 2009 , 2010. Our sole officer does not have an employment contract with the company.

Name and principal position	Year	Salary	Bonus	Stock Awards	Option Awards	Nonequity incentive plan compensation	Nonqualified deferred compensation	All other compensation *

Charles Bartlett CEO, President, Secretary & Treasurer	2010 2009	$30,469 $5,432	None None	$-0- $-0-	None None	None None	None None	$-0- $ 6,000

•
6,000,000 of common stock issued for services on November 5 , 2009 issued for his starting the company, developing a business plan, arranging financing to execute the business plan and committing to perform the labor necessary to make the company a success.

	Option Awards					Stock Awards
Name and principal position	Number of Securities Underlying Unexercised options (#) exercisable	Number of Securities Underlying Unexercised options (#) unexercisable	Equity incentive plan awards	Option exercise price	Option expiration date	Number of share awards that have not vested

Charles Bartlett CEO, President, Secretary & Treasurer	None	None	None	N/A	N/A	None

The following table sets forth the amount and nature of beneficial ownership of the executive officer and director of the Company and each person known to be a beneficial owner of more than five percent of the issued and outstanding shares of the Company as of December 31, 2008.  The following table sets forth the information based on 6,400,000 common shares issued and outstanding as of July 10, 2010.

Common Stock	Beneficial Owner	Address	Common Shares	Percent Ownership

Common Stock	Charles Bartlett Chairman / CEO	1303 Regency Court Southlake, Texas 76092	6,000,000	93. 02%

	All Officers, Directors And Beneficial owners as a Group (1 Person)		6,000,000	93. 02%

None of the Shares described above are subject to options which are either (a) vested, or, (b) will vest within 60 days.

The officer and director and those 5 % beneficial owners held the following options as of July 10, 2010:

None

The company does not compensate our director for his services as a director.

Corporate Governance

Under our bylaws, our board of directors may set the authorized number of directors. Our board of directors currently consists of one member. Prior to this offering, there has been no market for the company's common stock. Upon the completion of this offering, we intend to apply for a listing on the OTCBB; the rules of the OTCBB do not have requirements that members of our board of directors be independent. Our sole director is also our President, and therefore is not independent.  Our Board of Directors function as the Compensation Committee, the Audit Committee, and our Nominating and Governance Committee.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists the officer and director, and stockholders who, at the date hereof, own of record or beneficially, directly or indirectly, more than 5% of the outstanding common stock, and the officer and director of the company:

Title / relationship to Issuer	Name of Owner	Amount Owned Before the offering	Percent	Amount Owned After the offering	Percent

President, Secretary	Charles Bartlett	6,000,000	93. 02%
and Director	Minimum			6,000,000	91.74%
	Maximum			6,000,000	83. 33%

No options, warrants or rights have been issued by the Company.

TRANSACTIONS WITH RELATED PERSONS, PROMOTORS AND CERTAIN CONTROL PERSONS

On November 5 , 2009, we issued 6,000,000 shares of common stock to our president in consideration for services valued at $6,000. The shares were issued for his starting the company, developing a business plan, arranging financing to execute the business plan and committing to perform the labor necessary to make the company a success.  Total number of outstanding shares is 6,400,000 at July 12, 2010.

On February 20, 2010 the Company and the President entered into a management agreement that pays the President up to $5,000 per month for general management services and execution of sales contracts.
The Company paid the President $5,432 for services rendered during the period from inception to December 31, 2010.  In the nine months ending September 30, 2010 the Company paid the President $30,469 under management agreement disclosed below and filed as an exhibit.  The payments by quarter are as follows:
-	Three months ended March 31, 2010: $15,006
-	Three months ended June 30, 2010: $12,324
-	Three months ended September 30, 2010: $3,139

As of the date of this filing, there are no other agreements or proposed transactions, whether direct or indirect, with anyone, but more particularly with any of the following:
*           a director or officer of the issuer;
*           any principal security holder;
*           any promoter of the issuer;
*           any relative or spouse, or relative of such spouse, of the above referenced persons.

Our sole officer and director has not acted as a promoter for any company filing a registration statement, and he has no direct or indirect relationships with companies that have filed registration statements.  Accordingly, there are no companies or affiliates in which our sole officer and director has a direct or indirect interest in.

ITEM 12. INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We have elected not to incorporate information by reference pursuant to General Instruction VII

ITEM 12A. DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our bylaws provide that the liability of our officer and director for monetary damages shall be eliminated to the fullest extent permissible under Delaware Law, which includes elimination of liability for monetary damages for defense of civil or criminal actions. The provision does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

The position of the U.S. Securities & Exchange Commission under the Securities Act of 1933:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

We have no underwriting agreement and therefore no provision for indemnification of officers and directors is made in an underwriting by a broker dealer.

LEGAL MATTERS

Our attorney has passed upon the legality of the common stock issued before this offering and passed upon the common stock offered for sale in this offering. Our attorney is Bradley D. Harrison, Law Office of Bradley D. Harrison, 8318 Trail Lake Drive, Rowlett, Texas 75088.

EXPERTS

The consolidated financial statements as of December 31, 2009, and for the period from November 18, 2009 (date of inception) to December 31, 2009 of the company included in this prospectus have been audited by LBB & Associates, Ltd., LLP,  our independent registered public accounting firm, as set forth in their report. The financial statements have been included in reliance upon the authority of them as experts in accounting and auditing.

DIVIDEND POLICY

To date, we have not declared or paid any dividends on our common stock. We do not intend to declare or pay any dividends on our common stock in the foreseeable future, but rather to retain any earnings to finance the growth of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual and legal restrictions and other factors it deems relevant.

TRANSFER AGENT

We will serve as our own transfer agent and registrar for the common stock until such time as this registration is effective and we sell the minimum offering, then we intend to retain Signature Stock Transfer, Inc., 2632 Coachlight Court, Plano, Texas 75093.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

All expenses, including all allocated general administrative and overhead expenses, related to the offering or the organization of the Company will be borne by the Company. Neither the company nor any shareholder has paid any premium on any policy to insure or indemnify directors or officers against any liabilities arising from the registration, offering, or sale of these securities.
The following table sets forth a reasonable itemized statement of all anticipated out-of-pocket and overhead expenses (subject to future contingencies) to be incurred in connection with the distribution of the securities being registered, reflecting the minimum and maximum subscription amounts.

	Minimum	Maximum

SEC Filing Fee	$64	$64
Printing and Engraving Expenses	1,000	5,000
Legal Fees and Expenses	2,500	15,500
Edgar Fees	2,800	2,800
Accounting Fees and Expenses	3,000	3,000
Blue Sky fees and Expenses	4,500	7,000
Miscellaneous	2,905	405
TOTAL	$16,769	$33,769

As more shares are sold, we anticipate legal fees to increase due to the likelihood of investors being from other states which could result in state blue sky securities filings. Although our legal fees are not contingent on the number of shares sold, it is likely that the legal fees will increase as our attorney will charge us for these filings. Also, as more shares are sold, our printing expenses will increase.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our certificate of incorporation provides that the liability of our officers and directors for monetary damages shall be eliminated to the fullest extent permissible under Nevada Revised Statutes, which includes elimination of liability for monetary damages for defense of civil or criminal actions. The provision does not affect a director’s responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

Article Thirteen of our Articles of Incorporation states:
No director shall be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that nothing contained herein shall limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) for any act or omission occurring prior to their resignation as a director.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

On November 5, 2009, the Company issued 6,000,000 shares of common stock in exchange for services to Charles Bartlett, our President and Sole Director. On November 30, 2009, we issued 300,000 shares of common stock to SFFLP for $30,000 cash and issued 100,000 shares for incentive to GCG Ventures to grant us a $50,000 line of credit. This stock was issued under the exemption under the Securities Act of 1933, section 4(2); this section states that transactions by an issuer not involving any public offering is an exempted transaction. The company relied upon this exemption because in private transactions on November 5, 2009 , the individuals their respective shares for services or cash. The certificates evidencing the securities bear legends stating that the shares may not be offered, sold or otherwise transferred other than pursuant to an effective registration statement under the Securities Act, or an exemption from such registration requirements.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

SPECIALTY CONTRACTORS, INC.
Consolidated Balance Sheets

	September 30,	December 31,
ASSETS	2010	2009
	(Unaudited)
Current Assets
Cash	$-	$-
Accounts receivable, net	2,500	42,732
Total Current Assets	2,500	42,732

Property and equipment, net	8,685	7,193

Deferred financing costs, net	20,833	-

TOTAL ASSETS	$32,018	$49,925

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current Liabilities
Billings in excess of costs	$-	$5,745
Accounts payable and accrued expenses	3,937	1,505
Total Current Liabilities	3,937	7,250

Long Term Liabilities
Line of Credit	67,732	11,700
Total Long Term Liabilities	67,732	11,700
TOTAL LIABILITIES	71,669	18,950

Commitments
Stockholders' Equity (Deficit)
Preferred Stock, $.001 par value, 20,000,000 shares authorized,
-0- shares issued and outstanding	-	-
Common Stock, $.001 par value, 50,000,000 shares authorized,
6,450,000 and 6,400,000 shares issued and outstanding, respectively	6,450	6,400
Additional Paid-In Capital	64,550	39,600
Accumulated Deficit	(110,651)	(15,025)
Total Stockholders' Equity (Deficit)	(39,651)	30,975

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$32,018	$49,925

The accompanying notes are an integral part of these consolidated financial statements.

SPECIALTY CONTRACTORS, INC. Consolidated Statements of Operations For the Nine Months Ended September 30, 2010 (Unaudited)

Nine months ended September 30, 2010

REVENUES	$118,574
COST OF SALES	104,922
GROSS PROFIT	13,652
OPERATING EXPENSES:
Professional fees	14,594
General & Administrative	88,989
TOTAL OPERATING EXPENSES	103,583
OPERATING LOSS	(89,931)

OTHER EXPENSE
Interest expense	(5,695)
TOTAL OTHER EXPENSE	(5,695)

NET LOSS	$(95,626)

EARNINGS PER SHARE
Weighted Average of Outstanding Shares	6,422,161
Basic and diluted earnings per share	$(0.01)

The accompanying notes are an integral part of these consolidated financial statements.

SPECIALTY CONTRACTORS, INC. Consolidated Statement of Cash Flows For the Nine months ended September 30, 2010 (Unaudited)

September 30, 2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(95,626)
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	1,413
Amortization of deferred financing costs	4,167
Changes in assets and liabilities:
Change in accounts receivable	40,232
Change in Billings in excess of costs	(5,745)
Change in accounts payable and accrued expenses	2,432
Net Cash Used in Operating Activities	(53,127)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(2,905)
Net Cash Used in Investing Activities	(2,905)

CASH FLOWS FROM FINANCING ACTIVITIES

Proceeds from line of credit, net	56,032
Net Cash Provided by Financing Activities	56,032

NET CHANGE IN CASH AND CASH EQUIVALENTS	-
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	-

CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	$-

SUPPLEMENTAL DISCLOSURES
Interest Paid	$-
NON-CASH INVESTING AND FINANCING ACTIVITIES
Stock issued for Services and Fees	$25,000

The accompanying notes are an integral part of these consolidated financial statements.

SPECIALTY CONTRACTORS, INC. Notes to the Consolidated Financial Statements September 30, 2010 (Unaudited)

NOTE 1 – NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Activities, History and Organization:

SPECIALTY CONTRACTORS, Inc. (“SPECIALTY”, the “Company”) was incorporated under the laws of the State of Nevada on November 18, 2009.  The Company operates as a contractor and performing specialty construction projects primarily in the State of Texas.

The Company operates on a calendar year-end.   The Company operates in only one business segment.

In Note 9 to our fiscal year 2009 audited financial statement we discuss a substantial doubt that we can continue as a going concern.

Basis of Presentation:

The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States and applicable Securities and Exchange Commission (“SEC”) regulations for interim financial information. These financial statements are unaudited and, in the opinion of management, include all adjustments (consisting of normal recurring accruals) necessary to make the financial statements not misleading, and to present fairly the balance sheets, statements of operations and statements of cash flows for the periods presented in accordance with accounting principles generally accepted in the United States. Operating results for the interim periods presented are not necessarily indicative of the results that may be expected for the year ending December 31, 2010. Notes to the consolidated financial statements that would substantially duplicate the disclosure contained in the audited consolidated financial statements for fiscal 2009, as included in this Amendment No. 1 on Form S-1 filing, have been omitted.

Recent Accounting Pronouncements:

Management does not expect the impact of any other recently issued accounting pronouncements to have a material impact on its financial condition or results of operations.

NOTE 2 – Property and Equipment

Property and equipment at September 30, 2010 and December 31, 2009 are as follows:

	2010	2009
Trailers	$6,000	$6,000
Construction Equipment	4,244	1,339
Sub-Total	10,244	7,339
Less: Accumulated Depreciation	(1,559)	(146)
Total Property and Equipment	$8,685	$7,193

The Company’s property and equipment are depreciated on a straight-line basis over the asset’s useful lives, ranging from three to seven years.   Depreciation expense was $1,413 and $146 for the nine months ended September 30, 2010 and the period from inception to December 31, 2009, respectively.

NOTE 3 – LINE OF CREDIT

The Company has a line of credit (“LOC”) with GCG Ventures.  The LOC has a $100,000 credit limit, and bears an interest rate of 5% per annum, due May 31, 2012.  As of September 30, 2010, the amount outstanding under this line of credit was $67,732 including accrued interest of $1,528.

The Company has pledged 100% of the receivables owned by Specialty Contractors, Inc. or its affiliates as collateral against this line of credit.  The line of credit has no financial covenants.

On June 1, 2010, a fee of $25,000 was incurred in connection with the extension and increase of the line-of-credit. The Company paid for the fee by issuing 50,000 shares of common stock. The fees were place on the balance sheet as an Other Assets: Deferred Financing Costs, and is being amortized over the life of the LOC.  The updated agreement was signed on June 1, 2010 and is payable on May 31, 2012, a period of 24 months, therefore, $1,042 is being amortized monthly.

NOTE 4 – RELATED PARTY TRANSACTIONS

On February 20, 2010 the Company and the President entered into a management agreement that pays the President up to $5,000 per month for general management services and execution of sales contracts.
The Company paid the President $5,432 for services rendered during the period from inception to December 31, 2009.  In the nine months ending September 30, 2010 the Company paid the President $30,469 under management agreement disclosed below and filed as an exhibit.  The payments by quarter are as follows:
-	Three months ended March 31, 2010: $15,006
-	Three months ended June 30, 2010: $12,324
-	Three months ended September 30, 2010: $3,139

The payment in 2009 was for general management services and execution of sales contracts.

NOTE 5 – COMMITMENTS

The Company leases warehouse space in Canton, Texas on a month-to-month basis for $600 per month.  There are no future lease obligations.

Report of Independent Registered Public Accounting Firm

To the Board of Directors of
Specialty Contractors, Inc.
Rockwall, Texas

We have audited the accompanying consolidated balance sheet of Specialty Contractors, Inc. (the “Company”) as of December 31, 2009, and the related consolidated statement of operations, stockholders' equity, and cash flows for the period from November 18, 2009 (inception) through December 31, 2009. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Specialty Contractors, Inc. as of December 31, 2009, and the results of its operations and its cash flows for the period from November 18, 2009 (inception) through December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 9 to the consolidated financial statements, the Company's losses from operations, and its need for additional financing in order to fund its projected loss in 2010 raise substantial doubt about its ability to continue as a going concern. The 2009 financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ LBB & Associates Ltd., LLP
LBB & Associates Ltd., LLP

Houston, Texas
April 6, 2010

SPECIALTY CONTRACTORS, INC.
Consolidated Balance Sheet
December 31, 2009

ASSETS	2009
Current Assets
Accounts receivable, net	$42,732
Total Current Assets	42,732

Property and Equipment
Property and equipment, net	7,193
Total Fixed Assets	7,193

TOTAL ASSETS	$49,925

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Billings in excess of costs	$5,745
Accounts payable and accrued expenses	1,505
Total Current Liabilities	7,250

Long Term Liabilities
Line of Credit	11,700
Total Long Term Liabilities	11,700
TOTAL LIABILITIES	18,950

Commitments
Stockholders' Equity
Preferred Stock, $.001 par value, 20,000,000 shares authorized,
-0- shares issued and outstanding	-
Common Stock, $.001 par value, 50,000,000 shares authorized,
6,400,000 shares issued and outstanding	6,400
Additional Paid-In Capital	39,600
Accumulated Deficit	(15,025)
Total Stockholders' Equity	30,975

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$49,925

The accompanying notes are an integral part of these consolidated financial statements.

SPECIALTY CONTRACTORS, INC. Consolidated Statement of Operations For the Period from Inception (November 18, 2009) to December 31, 2009

From Inception (Nov 18, 2009) to
Dec 31, 2009

REVENUES	$66,219
COST OF SALES	54,440
GROSS PROFIT	11,779
OPERATING EXPENSES:
Professional fees	10,000
General & Administrative:	16,771
TOTAL OPERATING EXPENSES	26,771
NET OPERATING LOSS	(14,992)

OTHER EXPENSE
Interest expense	(33)
TOTAL OTHER EXPENSE	(33)

NET LOSS	$(15,025)

EARNINGS PER SHARE
Weighted Average of Outstanding Shares	6,344,444
Basic and diluted earnings per share	$(0.00)

The accompanying notes are an integral part of these consolidated financial statements.

SPECIALTY CONTRACTORS, INC. Consolidated Statement of Cash Flows For the Period from Inception (November 18, 2009) to December 31, 2009

From Inception (Nov 18, 2009) to
Dec 31, 2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$(15,025)
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	146
Stock based compensation	16,000
Changes in assets and liabilities:
Increase in accounts receivable	(42,732)
Increase in Billings in excess of costs	5,745
Increase in accounts payable and accrued expenses	1,505
Net Cash Used in Operating Activities	(34,361)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of fixed assets	(7,339)
Net Cash Used in Investing Activities	(7,339)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from line of credit	11,700
Proceeds from sale of stock	30,000
Net Cash Provided by Financing Activities	41,700

NET CHANGE IN CASH AND CASH EQUIVALENTS	-
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	-

CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	$-

SUPPLEMENTAL DISCLOSURES
Interest Paid	$-
NON-CASH INVESTING AND FINANCING ACTIVITIES
Stock issued for Services and Fees	$16,000

The accompanying notes are an integral part of these consolidated financial statements.

SPECIALTY CONTRACTORS, INC.
Consolidated Statement of Stockholders' Equity
For the Period from Inception (November 18, 2009) to December 31, 2009

	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Totals

Balance, November 18, 2009	-	$-	$-	$-	$-
Issuance of Common Stock
for Services	6,100,000	6,100	9,900		16,000
for Cash	300,000	300	29,700		30,000

Net Loss				(15,025)	(15,025)

Balance, December 31, 2009	6,400,000	$6,400	$39,600	$(15,025)	$30,975

The accompanying notes are an integral part of these consolidated financial statements

SPECIALTY CONTRACTORS, INC. Notes to the Consolidated Financial Statements December 31, 2009

NOTE 1 – NATURE OF ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Activities, History and Organization:

SPECIALTY CONTRACTORS, Inc. (“SPECIALTY”, the “Company”) was incorporated under the laws of the State of Nevada on November 18, 2009.  The Company operates as a contractor and performing specialty construction projects primarily in the State of Texas.

The Company operates on a calendar year-end.   The Company operates in only one business segment.

Basis of Accounting and Consolidation:

The Company prepares its financial statements on the accrual basis of accounting.  It has one subsidiary, Texas Deco Pierre, LLC. All intercompany balances and transactions are eliminated.  Investments in subsidiaries are reported using the consolidation method.

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and applicable Securities and Exchange Commission (“SEC”) regulations.

Significant Accounting Policies:

The Company’s management selects accounting principles generally accepted in the United States of America and adopts methods for their application.  The application of accounting principles requires the estimating, matching and timing of revenue and expense.

The financial statements and notes are representations of the Company’s management which is responsible for their integrity and objectivity. Management further acknowledges that it is solely responsible for adopting sound accounting practices, establishing and maintaining a system of internal accounting control and preventing and detecting fraud.  The Company's system of internal  accounting control is designed to assure, among other items, that  1) recorded  transactions  are valid;  2) valid  transactions  are recorded;  and  3) transactions  are  recorded in the proper  period in a timely  manner to produce financial  statements which present fairly the financial  condition,  results of operations  and cash  flows of the  Company  for the  respective  periods  being presented.

FASB Accounting Standards Codification:

In June 2009, the Financial Accounting Standards Board (“FASB”) issued new guidance concerning the organization of authoritative guidance under U.S. Generally Accepted Accounting Principles (“GAAP”). This new guidance created the FASB Accounting Standards Codification (“Codification”).  The Codification has become the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. The Codification became effective for the Company in its quarter ended December 31, 2009. As the Codification is not intended to change or alter existing U.S. GAAP, it did not have any impact on the Company’s consolidated financial statements. On its effective date, the Codification superseded all then-existing non-SEC accounting and reporting standards. All other nongrandfathered non-SEC accounting literature not included in the Codification will become nonauthoritative.

SPECIALTY CONTRACTORS, INC. Notes to the Consolidated Financial Statements December 31, 2009

Cash and Cash Equivalents:

Cash and cash equivalents include cash and all highly liquid financial instruments with original maturities of three months or less at the date of purchase and are stated at cost which approximates market value, which in the opinion of management, are subject to an insignificant risk of loss in value.

Fair Value of Financial Instruments:

In accordance with the reporting requirements of ASC 820, “Fair Value Measurements” (formerly SFAS No. 157, Disclosures About Fair Value of Financial  Instruments”),  the Company  calculates the fair value of its assets and  liabilities which qualify as financial  instruments  under this statement and includes this additional information in the notes to the financial statements  when the fair value is different  than the  carrying  value of those financial instruments.

The carrying amounts of cash, cash equivalents, accounts receivable, accounts payable and notes payable approximate  their fair values due to the short-term maturities of these instruments.  The carrying amount of the Company’s marketable securities and capital leases approximate fair value due to the stated interest rates approximating market rates.

Inventory:

Our proposed inventory policy is as follows. Inventory is comprised of goods purchased for resale; therefore the Company has no raw materials or work in process.  The Company uses the specific identification and FIFO (“First In, First Out”) methods for inventory tracking and valuation.    Inventory is stated at the lower of cost or market value.

Accounts Receivable:

Accounts receivable are carried at their face amount, less an allowance for doubtful accounts.  On a periodic basis, the Company evaluates accounts receivable and establishes the allowance for doubtful accounts based on a combination of specific customer circumstances and credit conditions, based on a history of write offs and collections. The Company’s policy is generally not to charge interest on trade receivables after the invoice becomes past due.  A receivable is considered past due if payments have not been received within agreed upon invoice terms.   Write-offs are recorded at a time when a customer receivable is deemed uncollectible.

Fixed Assets:

Fixed assets are stated at cost less accumulated depreciation. Major renewals and improvements are capitalized; minor replacements, maintenance and repairs are charged to current operations.  Depreciation is calculated on a straight-line basis over five to seven years and is included in cost of goods sold.

Revenue Recognition:

The Company records revenues from its fixed-price, long-term contracts using the percentage-of-completion method. Revenues are recorded based on construction costs incurred to date as a percentage of estimated total cost at completion. The percentage-of-completion, determined by using total costs incurred to date as a percentage of estimated total costs at completion. If the current projected costs on a fixed fee contract exceed projected revenue, the entire amount of the loss is recognized in the period such loss is identified.

Pre-contract costs: All pre-contract costs are expensed in the period incurred.  Once a contract is signed then any costs associated with the project are included in the quote and accounted for under the completion of contract method as discussed above.

Change orders: Change orders are approved by the President and the project quote is updated in the same period so that the completion of contract calculation is up-to-date and accurately reflects current figures.  The timing of a change order to client approval is usually less than one week due to the hands on approach of the President, thus, there are no issues of revenue recognition from pending change orders.  If there was a delay at the end of an accounting period and there was no approval for a change order then the Company would not recognize any revenue related to that change order.

SPECIALTY CONTRACTORS, INC. Notes to the Consolidated Financial Statements December 31, 2009

Claims: The Company has no claim history since inception (November 18, 2009).  The Company’s proposed policy is to review on a case-by-case basis and to resolve prior to final payment by the customer so as not to impact a project once full payment has been received.  If a claim is deemed to be ‘valid’ then it will be booked in the accounting period in which it was received.

 Cost of Goods Sold:

The types of costs included in Cost of Goods Sold are:

●	Direct material costs
●	Purchasing, receiving and inspection
●	Labor
●	Ingoing and outgoing freight
●	On site expenses
●	Depreciation Expense (operating)

Shipping and Handling Costs

All products are sold FOB destination so the Company does not charge additional fees for shipping and handling.

Advertising

Advertising costs are expensed when incurred.  The Company’s advertising costs for the period November 18, 2009 (inception) to December 31, 2009 were $3,461.

Income Taxes:

The Company has adopted ASC 740-10 “Income Taxes” (formerly SFAS No. 109), which requires the use of the liability method in the computation of income tax expense and the current and deferred income taxes payable.

Earnings per Share:

Earnings per share (basic) is calculated by dividing the net income (loss) by the weighted average number of common shares outstanding for the period covered.  As the Company has no potentially dilutive securities, fully diluted earnings per share is equal to earnings per share (basic).

Recent Accounting Pronouncements:

In 2009, the FASB issued the following guidance:

SFAS No. 166:  "Accounting for Transfers of Financial Assets—an amendment of FASB Statement No. 140", which will be integrated into the ASC upon the effective date, which is for the first annual or quarterly period after November 15, 2009.

SFAS No. 167:  "Accounting for Transfers of Financial Assets", which will be integrated into the ASC upon the effective date, which is for the first annual or quarterly period after November 15, 2009.

FSP No. FAS 107-1 and APB 28-1:  “Interim Disclosures about Fair Value of Financial Instruments”, which was codified into ASC 825.

FSP No. FAS 115-2 and FAS 124-2:  “Recognition and Presentation of Other-Than-Temporary Impairments”, which was codified into ASC 320-10-65-4.

FSP No. FAS 157-4:   “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly”, which was codified into ASC 820-10-65-4.

Management has reviewed these new standards and believes that they will have no material impact on the financial statements of the Company.

SPECIALTY CONTRACTORS, INC. Notes to the Consolidated Financial Statements December 31, 2009

Use of Estimates:

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Stock Based Compensation

Stock based compensation expense is recorded in accordance with ASC 505-50-05, Share-Based Payment, for stock and stock options awarded in return for services rendered. The expense is measured at the grant-date fair value of the award and recognized as compensation expense on a straight-line basis over the service period, which is the vesting period. The Company estimates forfeitures that it expects will occur and records expense based upon the number of awards expected to vest.

NOTE 2 – FIXED ASSETS

Fixed Assets at December 31, 2009 are as follows:

2009
Trailers	$6,000
Construction Equipment	1,339
Sub-Total	7,339
Less: Accumulated Depreciation	(146)
Total Fixed Assets	$7,193

The Company’s fixed assets are depreciated on a straight-line basis over the asset’s useful lives, ranging from three to seven years.   Depreciation expense was $146 for the period ended December 31, 2009.

NOTE 3 – LINE OF CREDIT

The Company has a line of credit (“LOC”) with GCG Ventures.  The LOC has a $50,000 credit limit, and bears an interest rate of 5% per annum, due May 31, 2012.  As of December 31, 2009, the amount outstanding under this line of credit was $11,700 plus accrued interest of $33.

The Company has pledged 100% of the receivables owned by Specialty Contractors, Inc. or its affiliates as collateral against this line of credit.  The line of credit has no financial covenants.

 NOTE 4 – EQUITY

The Company is authorized to issue 20,000,000 preferred shares at a par value of $.001 per share.  There were 0 and 0 shares issued and outstanding as of December 31, 2009.

The Company is authorized to issue 50,000,000 common shares at a par value of $.001 per share.  These shares have full voting rights.  There were 6,400,000 shares issued and outstanding as of December 31, 2009.

The Company issued 6,000,000 shares to its President for services on formation. The number of shares was valued at par.

The Company issued 100,000 shares in exchange for a $50,000 revolving line of credit, established to build the business. The number of shares was a negotiated number and valued at $0.10 per share.

The Company issued 300,000 shares for Thirty Thousand Dollars ($30,000) in cash, value was $0.10 per share.

The Company does not have any stock option plans or stock warrants.

SPECIALTY CONTRACTORS, INC. Notes to the Consolidated Financial Statements December 31, 2009

NOTE 5 – RELATED PARTY TRANSACTIONS

The Company issued 6,000,000 shares of common stock to the President for services valued at par on formation of the Company, and paid the President $5,432 for services in 2009.

NOTE 6 – COMMITMENTS AND CONTINGENCIES

The Company leases warehouse space in Canton, Texas on a month-to-month basis for $600 per month.  There are no future lease obligations.

NOTE 7 – INCOME TAXES

Specialty Contractors, Inc. follows Statement of Financial Accounting Standards ASC 740, “Accounting for Income Taxes.” Deferred income taxes reflect the net effect of (a) temporary difference between carrying amounts of assets and liabilities for financial purposes and the amounts used for income tax reporting purposes, and (b) net operating loss carryforwards. No net provision for refundable Federal income tax has been made in the accompanying statement of loss because no recoverable taxes were paid previously. Similarly, no deferred tax asset attributable to the net operating loss carryforward has been recognized, as it is not deemed likely to be realized.
The provision for refundable Federal income tax consists of the following:

December 31, 2009

Refundable Federal income tax attributable to:
Current operations	$3,000
Less, change in valuation allowance	(3,000)
Net refundable amount	$-

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

December 31, 2009

Deferred tax asset attributable to:
Net operating loss carryover	$5,100
Effect of non-deductibility of stock compensation	(2,100)
Change in valuation allowance	(3,000)
Net deferred tax asset	$-

At December 31, 2009, Specialty Contractors, Inc. had an unused net operating loss carryover approximating $5,000 that is available to offset future taxable income and expires beginning in 2029.

SPECIALTY CONTRACTORS, INC. Notes to the Consolidated Financial Statements December 31, 2009

NOTE 8 – MAJOR CUSTOMERS

The Company performed work for the following customers that accounted for more than 10% of its revenues:

	$ Revenue	Percent of revenue

Customer A	$22,419	34%
Customer B	$43,800	66%

NOTE 9 – FINANCIAL CONDITION AND GOING CONCERN

The Company has an accumulated deficit through December 31, 2009 totaling $15,025 and had working capital of $35,482.  Because of this accumulated deficit, the Company will require additional working capital to develop its business operations.

The Company has experienced no loan defaults, labor stoppages, legal proceedings or any other operating interruption in 2009.  Therefore, these items will not factor into whether the business continues as a going concern, and accordingly, management has not made any plans to dispose of assets or factor receivables to assist in generating working capital.

The Company intends to raise additional working capital either through private placements, public offerings and/or bank financing, or additional loans from Management if there is need for liquidity. Management may also consider reducing administrative costs. There are no assurances that the Company will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placement, public offerings and/or bank financing necessary to support the Company’s working capital requirements.  To the extent that funds generated from private placements, public offerings and/or bank financing are insufficient, the Company will have to raise additional working capital.   No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to the Company.  If adequate working capital is not generated from operations, financing is not available, or the Management cannot loan sufficient funds, the Company may not be able to continue its operations.

Management believes that the efforts it has made to promote its operation will continue for the foreseeable future.  These conditions raise substantial doubt about the Company’s ability to continue as a going concern.  The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

  NOTE 10 – SUBSEQUENT EVENTS

In February 2010, the FASB issued ASU 2010-09, which amends ASC 855-10, “Subsequent Events”, which establishes general standards for accounting for and disclosure of events that occur after the balance sheet date.  In conjunction with the preparation of these consolidated financial statements, an evaluation of subsequent events was performed through the date the financial statements were issued.  No reportable subsequent events were noted.

EXHIBITS

The following Exhibits are filed as part of the Registration Statement:

Exhibit No.	Identification of Exhibit
3.1*	- Articles of Incorporation
3.2*	- By Laws
4.1*	- Specimen Stock Certificate
4.2*	- Form of Subscription Agreement
5.1*	- Opinion and Consent of the Law Offices of Bradley D. Harrison
10.1	- Amended Revolving Line of Credit Arrangement
21 *	- Subsidiaries of the Registrant
23.1	- Consent of LBB & Associates Ltd., LLP
99.1*	- Contract Agreement: Specialty Contractors, Inc., and Charles Bartlett

 *  Filed previously

No dealer, salesman or any other person has been authorized to give any quotation or to make any representations in connection with the offering described herein, other than those contained in this Prospectus.  If given or made, such other information or representation'; must not he relied upon as having been authorized by the Company or by any Underwriter.  This Prospectus does not constitute an offer to sell, or a solicitation of an otter to buy any securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction.

ITEM 17. UNDERTAKINGS

1(a)	Rule 415 Offering. The undersigned registrant hereby undertakes:
         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:
                (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933; and
                (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
                (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement:
Provided however, That:
Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and
Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the end of the offering.

         (4) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities; The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to his registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be considered to offer or sell such securities to purchaser:
                  (i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
                 (ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
                 (iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
                 (iv)         Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

If the registrant is subject to Rule 430C, for the purpose of determining liability to any purchaser, the registrant will:

For each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Registrant hereby undertakes to request acceleration of the effective date of the registration statement under Rule 461 of the Securities Act:
                Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter ahs been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed by the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Rockwall, State of Texas, on November 5 , 2010.

Specialty Contractors, Inc.

By: /s/ Charles Bartlett
Charles Bartlett, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Charles Bartlett	President, Secretary, Treasurer, Director	November 5 , 2010
Charles Bartlett

/s/ Charles Bartlett	Chief Executive Officer	November 5 , 2010
Charles Bartlett

/s/ Charles Bartlett	Chief Financial Officer	November 5 , 2010
Charles Bartlett

/s/ Charles Bartlett	Chief Accounting Officer	November 5 , 2010
Charles Bartlett